UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

Neurotrope, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10732 Hawk’s Vista Street

Plantation, FL 33324

(Address of principal executive offices, including zip code)

954-632-6630

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 14, 2014, Neurotrope, Inc.’s wholly owned subsidiary, Neurotrope BioScience, Inc. (the “Company”), entered into an Exclusive License Agreement (the “Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Agreement, Mount Sinai granted the Company a revenue-bearing, world-wide right and (i) exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (ii) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of PKCepsilon, which includes Niemann-Pick C Disease (the “Field of Use”). PKCepsilon is an enzyme which is important to the health of certain cells. The Agreement allows the Company to research, discover, develop, make, have made, use, have used, import, lease sell, have sold and offer for certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (the “Licensed Products”) in the Field of Use.

Under the terms of the Agreement, Mount Sinai retained the right to make and use the subject matter described and/or claimed in the Joint Patent Rights and the Data Package for certain clinical care purposes and for academic researching, teaching and educational purposes and the rights subject to U.S. government nonexclusive license rights. The Company is required to deliver Mount Sinai a development plan before January 14, 2015, relating to the commercialization of the Joint Patents and the Data Package. The Company is also required to use commercially reasonable efforts to conduct development and commercialization activities in the Field of Use.

Pursuant to the Agreement, the Company paid a license initiation fee to Mount Sinai. The Company will also pay Mount Sinai (i) certain annual license maintenance fees, (ii) milestone payments upon the achievement of certain product development events, (iii) royalties on net sales of the Licensed Products, and (iv) a portion of sublicense fees.

Each party has the right to terminate the Agreement for an uncured material breach of the other party. Additionally, the Company may terminate the Agreement at any time upon sixty (60) days written notice to Mount Sinai. Further, upon termination, the Company may continue to sell any and all Licensed Products, provided that the Company will pay Mount Sinai a reduced royalty for Licensed Products that are indicated as therapeutics or diagnostics for Niemann Pick disease which are sold following termination of the Agreement.

The term of the Agreement begins on the effective date (at signing) and will expire with respect to each Licensed Product on a Licensed Product-by-Licensed Product basis and country-by-country basis, from first Commercial Sale until the later of: (a) expiration of the last to expire Joint Patent Rights covering such Licensed Product in such country; (b) expiration of any market exclusivity period granted by a regulatory agency with respect to such Licensed Product in such country; or (c) ten (10) years after the first commercial sale of such Licensed Product in such country.

On July 22, 2014, Neurotrope, Inc. issued a press release announcing the execution of the Agreement (the “Press Release”). The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Neurotrope, Inc. dated July 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: July 22, 2014	By:	/s/ Robert Weinstein
		Name: Title:	Robert Weinstein Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

No.	Description

99.1	Press Release of Neurotrope, Inc. dated July 22, 2014